Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Nichol Haber Corporate Communications (media) Phone: 609-430-2880, x2214

Medarex Announces 2008 Fourth Quarter and Year End Financial Results

Princeton, N.J.; February 25, 2009 – Medarex, Inc. (NASDAQ: MEDX) announced today its financial results for the quarter and year ended December 31, 2008.

Medarex’s net loss for the year ended December 31, 2008, was $38.5 million, or ($0.30) per share, as compared to a net loss of $27.1 million, or ($0.21) per share, for 2007. Medarex’s net loss for 2008 includes a gain of $151.8 million, or $1.18 per share, from Medarex’s sale of 2.5 million shares of Genmab A/S (“Genmab”) stock in February 2008; a non-cash loss of $13.0 million, or ($0.10) per share, representing the loss associated with Medarex’s ownership of Celldex Therapeutics, Inc. (“Celldex”); a non-cash charge of $22.1 million, or ($0.17) per share, for stock-based compensation recorded in accordance with FAS 123(R); and a non-cash impairment charge of $5.3 million, or ($0.04) per share, related to a write-down of Medarex’s investment in three of its corporate partners. Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for 2008 was $149.9 million, or ($1.17) per share.

Total revenues for the year ended December 31, 2008, decreased by $4.0 million from $56.3 million in 2007 to $52.3 million in 2008. Contract and license revenues increased by $0.4 million for the year ended December 31, 2008, from $35.9 million in 2007 to $36.3 million in 2008.  Reimbursement of development costs for the year ended December 31, 2008, decreased by $4.4 million from $20.4 million in 2007 to $16.0 million in 2008 and relates primarily to the development of ipilimumab with Bristol-Myers Squibb Company.

Research and development (R&D) expenses for the year ended December 31, 2008, decreased by $3.4 million from $198.3 million in 2007 to $194.9 million in 2008. Included in R&D expense for the year ended December 31, 2008, is approximately $10.6 million of non-cash stock-based compensation expense recorded in accordance with FAS 123(R) and approximately $1.5 million related to Celldex.

General and administrative (G&A) expenses for the year ended December 31, 2008, decreased by $2.5 million from $46.9 million in 2007 to $44.4 million in 2008. Included in G&A expense for the year ended December 31, 2008, is approximately $11.5 million of non-cash stock-based compensation expense recorded in accordance with FAS 123(R) and approximately $1.7 million related to Celldex .

Medarex ended 2008 with approximately $353.7 million in cash, cash equivalents and marketable securities. In addition, as of December 31, 2008, the fair market value of Medarex’s equity interests in Genmab and Celldex were approximately $87.4 million and approximately $39.3 million, respectively.

For the three-month period ended December 31, 2008, Medarex reported a net loss of $43.0 million, or ($0.33) per share. This compares to a net loss of $44.8 million, or ($0.35) per share, for the three-month period ended December 31, 2007. Included in the consolidated net loss for the three-month period ended December 31, 2008, is a non-cash equity loss of $1.9 million, or ($0.01) per share, representing Medarex’s share of the net loss of Celldex for the period; a non-cash charge of $5.4 million, or ($0.04) per share, for stock-based compensation expense recorded in accordance with FAS 123(R); and a non-cash impairment charge of $5.3 million, or ($0.04) per share, related to a write-down of Medarex’s investment in three of its corporate partners. Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the three-month period ended December 31, 2008, was $30.4 million, or ($0.24) per share.

During 2008, Medarex’s cash burn rate was $12.2 million per month, or approximately $146 million for the full year. Medarex currently expects its cash burn rate for the full year of 2009 to remain largely consistent with full-year 2008 net cash burn.

“Important progress was made in 2008 to advance product assets into later stages of development and to expand our portfolio,” said Howard H. Pien, Chairman and CEO of Medarex. “These research and clinical development accomplishments, along with our strategy execution and financial discipline, leave Medarex well-positioned for the future. Our focus and efforts in 2009 will progress our business plans and pipeline opportunities towards commercial success. We are also pleased with the regulatory progress being made by our licensing partners, including the Canadian and European approvals of Centocor’s STELARA™ psoriasis antibody, the first approved antibody generated from our UltiMAb® technology available for commercial sale. We also eagerly anticipate the regulatory outcomes for Centocor’s golimumab and Novartis’ canakinumab antibody programs, which were also generated from our technology in exchange for milestone and royalty payments.”

Company and Pipeline Highlights in 2008

•                  Announcing the receipt of a milestone payment from our licensing partner, Centocor, Inc., in connection with the December 2008 approval of STELARA™ (ustekinumab) for the treatment of chronic moderate to severe plaque psoriasis in Canada. STELARA represents to the first human antibody generated using Medarex’s UltiMAb® technology to receive market approval. Subsequent developments include the approval and launch of STELARA in Europe and the product’s pending regulatory outcome in the U.S.

•                  Announcing the receipt of a milestone payment from our licensing partner, Centocor, Inc., in connection with the March 2008 regulatory filing for market approval in Europe for golimumab (CNTO 148), a human anti-TNF-alpha antibody for the treatment of rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis. A regulatory filing for market approval in the U.S. has also been submitted.

•                  Announcing the receipt of other milestone payments from licensing partners, NovoNordisk and Pfizer, Inc., for the submission of two separate investigational new drug (IND) filings to the U.S. Food and Drug Administration (FDA) in March 2008 and September 2008, respectively.

•                  Reaching strong proof-of-concept Phase 2 data in November 2008 for the C. difficile program (MDX-066 and MDX-1388), which demonstrated a 70 percent reduction in disease recurrence when added to standard of care antibiotics as compared to placebo treatment.

•                  Advancing our pipeline with the initiation of Phase 2 trials for the MDX-1100 anti-IP10 antibody for the treatment of ulcerative colitis and rheumatoid arthritis, announced in May 2008, and a Phase 2 trial for the MEDI-545 anti-interferon-alpha antibody being developed by MedImmune Inc., announced in August 2008.

•                  Advancing our pipeline with the initiation of Phase 1 oncology trials for the MDX-1411 anti-CD70 antibody for the treatment of renal cancer and lymphoma and a Phase 1b trial for the MDX-1106 anti-PD-1 antibody for the treatment of solid tumors in April 2008 and November 2008, respectively.

•                  Expanding our oncology pipeline with two new IND filings with the FDA, one for the MDX-1105 anti-PD-L1 antibody and one for the MDX-1203 anti-CD70 program, Medarex’s first antibody-drug conjugate, in August 2008 and December 2008, respectively.

•                  Strengthening our cash resources in February 2008 with the addition of approximately $151.8 million through the sale of 2.5 million shares of Genmab A/S common stock, reducing our ownership in Genmab to approximately 5.1 percent.

Non-GAAP Financial Measurements

This press release and the accompanying tables include non-GAAP financial measures. Please see the section of the accompanying tables titled “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” for a description of these non-GAAP financial measures, including reasons for Medarex management’s decision to use each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles.

Conference Call and Webcast Details

Medarex will hold a public conference call and webcast today, February 25, 2009, at 4:30 p.m. Eastern Time to review its financial and business results. To access the call live, please dial 1-866-804-6925 (U.S./Canada) or 1-857-350-1671 (international) and enter passcode number 405-36-543. The webcast can be accessed through the Investor Relations section of Medarex’s website at www.medarex.com and will be archived for 7 days following the webcast. A telephonic replay of the conference call will be available following the event until midnight Eastern Time, March 5, 2009. Access numbers for this replay are 1-888-286-8010 (U.S./Canada) or 1-617-801-6888 (international); passcode number 263-79-360.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Over forty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with the most advanced product candidates currently in Phase 3 clinical trials, the subject of regulatory applications for marketing authorization or approved in Canada and Europe. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, compliance with regulatory requirements, risks associated with the use of hazardous substances and risks associated with the enforceability of our patents as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the subsequent quarterly filings on Form 10-Q.  There can be no assurance that such development efforts will succeed or that developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
			(unaudited)
	2008	2007	2008	2007

Contract and license revenues	$36,274	$35,906	$16,135	$15,135
Reimbursement of development costs	16,018	20,352	3,986	5,362

Total revenues	52,292	56,258	20,121	20,497
Costs and expenses:
Research and development	194,861	198,317	48,842	56,857
General and administrative	44,386	46,925	8,474	11,905
Acquisition of in-process technology	—	6,900	—	—
Operating loss	(186,955)	(195,884)	(37,195)	(48,265)
Equity in net loss of affiliate	(10,092)	—	(1,948)	—
Interest income and realized gains, net	163,622	166,271	1,389	3,290
Impairment loss on investments in partners	(5,298)	(2,141)	(5,298)	—
Minority interest - Celldex	—	4,699	—	157

Loss before provision (benefit) for income taxes	(38,723)	(27,055)	(43,052)	(44,818)
Provision (benefit) for income taxes	(258)	12	(59)	5
Net loss	$(38,465)	$(27,067)	$(42,993)	$(44,823)

Basic and diluted net loss per share	$(0.30)	$(0.21)	$(0.33)	$(0.35)

Weighted average number of common shares outstanding during the year - basic and diluted	128,152	126,665	128,444	127,409

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2008	2007
		(1)

Cash, cash equivalents and marketable securities - Medarex	$353,668	$343,862
Cash and cash equivalents - Celldex	—	4,910
Marketable securities - Genmab	—	152,000
Other current assets	21,793	29,013
Property, buildings and equipment, net	67,154	79,925
Investment in Genmab	87,428	139,165
Other assets	6,812	10,985
	$536,855	$759,860

Current liabilities	$64,299	$81,645
Other liabilities	78,247	89,454
Convertible notes	145,430	143,505
Shareholders’ equity	248,879	445,256
	$536,855	$759,860

(1)          Derived from the December 31, 2007 audited financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2007.

The accompanying press release dated February 25, 2009 contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures contained in the press release to the most directly comparable financial measures prepared in accordance with GAAP. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following reconciliation of GAAP net loss to non-GAAP net loss and GAAP net loss per share to non-GAAP net loss per share is provided as a complement to results presented in accordance with GAAP because Medarex’s management believes these non-GAAP financial measures provide better insight into Medarex’s performance by focusing on results generated by its ongoing operations and are important in comparing current results with prior period results. Non-GAAP net loss and non-GAAP net loss per share are intended to illustrate Medarex’s results of operations for the periods presented excluding the items discuss below. Medarex’s management believes investors’ understanding of Medarex’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net loss and non-GAAP net loss per share should not be viewed in isolation or as a substitute for GAAP net loss or GAAP net loss per share.

MEDAREX, INC.

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2008	2007	2008	2007
GAAP Net loss	$(38,465)	$(27,067)	$(42,993)	$(44,823)
Celldex Net loss (1)	2,924	15,231	—	3,876
Minority interest - Celldex (1)	—	(4,699)	—	(157)
Stock-based compensation expense (2)	22,094	18,551	5,393	4,775
Acquisition of in-process technology	—	6,900	—	—
Impairment loss on investments in partners	5,298	2,141	5,298	—
Equity in net loss of affiliate	10,092	—	1,948	—
Gain on sale of Genmab stock	(151,834)	(152,143)	—	—
Non-GAAP Net loss	$(149,891)	$(141,086)	$(30,354)	$(36,329)

GAAP Net loss per share, basic and diluted	$(0.30)	$(0.21)	$(0.33)	$(0.35)

Non-GAAP Net loss per share, basic and diluted	$(1.17)	$(1.11)	$(0.24)	$(0.29)

Shares used in computing basic and diluted
Non-GAAP net loss per share	128,152	126,665	128,444	127,409

(1)          In management’s view, the operations of Celldex prior to its merger with AVANT Immunotherapeutics Inc. (effective March 7, 2008) are not necessarily indicative of, or directly attributable to, Medarex’s continuing operations. Celldex’s operations relate primarily to the research, development and commercialization of therapeutic vaccines, which is outside the scope of Medarex’s core business operations.

(2)          For the twelve and three months ended December 31, 2008, Medarex incurred $22.1 million and $5.4 million in non-cash stock compensation expense, of which $10.6 million and $3.2 million is included in research and development expense and $11.5 million and $2.2 million is included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards, including stock options which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. Medarex adopted FAS 123(R) on a modified prospective basis beginning on January 1, 2006.

In addition to excluding the items described in footnotes 1 and 2 above, items have been excluded based upon management’s evaluation (on an individual basis) of both quantitative and qualitative aspects of the item, including, (i) size and nature, (ii) whether it relates to our ongoing business operations, and (iii) whether management expects it to occur as part of our normal business on a regular basis. Those additional items excluded for purposes of determining non-GAAP net loss and non-GAAP net loss per share were gain on sales of Genmab stock, equity in net loss of affiliate,  acquisition of in-process technology and impairment loss on investments in partners.